                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                           ________________________

Filed by the Registrant    [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                [_] Confidential, for Use of
                                                    the Commission Only (as
                                                    permitted by Rule 14a-
                                                    6(e)(2))

[X]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[_]      Soliciting Material Under Rule 14a-12

                           ________________________

                             STILWELL FINANCIAL INC.
                (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required.

[_]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)      Title of each class of securities to which transaction applies:_______________________________
(2)      Aggregate number of securities to which transaction applies:__________________________________
(3)      Per unit price or other underlying value of transaction computed pursuant to
         Exchange Act Rule 0-11:
         ______________________________________________________________________________________________
(4)      Proposed maximum aggregate value of transaction:______________________________________________
(5)      Total fee paid:_______________________________________________________________________________

[_]      Fee paid previously with preliminary materials

[_]      Check box if any part of the fee is offset as provided by Exchange  Act Rule  0-11(a)(2)
and identify the filing for which the offsetting fee was paid  previously.  Identify the previous filing by  registration  statement number, or the Form or Schedule and the date of its filing.
         1)       Amount Previously Paid:______________________________________________________________
         2)       Form, Schedule or Registration Statement No.:________________________________________
         3)       Filing Party:________________________________________________________________________
         4)       Date Filed: _________________________________________________________________________

                           ________________________
                       Copies of all communications to:
                             John F. Marvin, Esq.
                         Sonnenschein Nath & Rosenthal
                         4520 Main Street, Suite 1100
                          Kansas City, Missouri 64111
                                (816) 531-7545

                            STILWELL FINANCIAL INC.

                           NOTICE AND PROXY STATEMENT

                                      for

                       The Annual Meeting of Shareholders

                                   to be held

                                  May 10, 2001


                            YOUR VOTE IS IMPORTANT!

        Please mark, date and sign the enclosed proxy card and promptly return it in the enclosed envelope.


 Mailing of this Notice and Proxy Statement and the accompanying enclosed Proxy commenced on or about April 10, 2001.

                       [LOGO OF STILWELL FINANCIAL INC.]


                                 April 10, 2001

 Dear Shareholder:

       We cordially invite you to attend Stilwell Financial's 2001 Annual Meeting of Shareholders at 10:00 a.m. on Thursday, May 10th, at the Kansas City Marriott Downtown Hotel, 200 West 12th Street, Kansas City, Missouri. At the meeting, you will vote on proposals to elect a director, approve a performance-based incentive compensation plan for the Chief Executive Officer of our subsidiary, Janus Capital Corporation, ratify the appointment of our accountants, and consider other business.

       Enclosed is a notice of matters to be voted on at the meeting, a copy of our Proxy Statement and a form of proxy, along with our Annual Report.

       We hope you will read the enclosed Proxy Statement and then promptly submit your proxy. If you attend the Annual Meeting, you may vote in person even if you submitted your proxy. Thank you for your interest and support.

                                         Very truly yours,

                                         /s/ Landon H. Rowland

                                         Landon H. Rowland
                                         Chairman of the Board, President and
                                         Chief Executive Officer

                            Stilwell Financial Inc.
                                920 Main Street
                          Kansas City, Missouri 64105

                               ----------------

                         NOTICE OF 2001 ANNUAL MEETING
                                       OF
                                  SHAREHOLDERS

                               ----------------

      The 2001 Annual Meeting will be held at the Kansas City Marriott Downtown Hotel, 200 West 12th Street, Kansas City, Missouri, on Thursday, May 10, 2001, at 10:00 a.m. to:

  1. Elect one director to the Board of Directors for a three-year term;

  2. Approve a Performance-Based Incentive Compensation Plan for the Chief Executive Officer of Janus Capital Corporation;

  3. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants; and

  4. Transact such other business as may properly come before the meeting.

      The record date for determining shareholders entitled to vote at the Annual Meeting was the close of business on March 12, 2001. The accompanying Proxy Statement contains additional information regarding the matters to be acted on at the Annual Meeting.

                                             /s/ Gwen E. Royle
                                             Gwen E. Royle
                                             Vice President--Legal and
                                             Corporate Secretary

        Please complete and return your proxy in the enclosed envelope, or, if you hold your shares in street name, you may submit your proxy by telephone or the Internet.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
  Voting Information......................................................   1
  Cost of Proxy Solicitation..............................................   3
ITEM 1--ELECTION OF DIRECTOR..............................................   3
  Information About Nominee and Other Directors...........................   3
  Board of Directors Meetings and Committees..............................   4
  Director Compensation...................................................   5
ITEM 2--APPROVAL OF A PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN FOR
 THE CHIEF EXECUTIVE OFFICER OF JANUS CAPITAL CORPORATION.................   6
  The Incentive Compensation Plan.........................................   6
  Plan Benefits...........................................................   7
  Federal Income Tax Consequences.........................................   7
ITEM 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS............   7
STOCK OWNERSHIP...........................................................   8
  Stock Ownership of Certain Beneficial Owners and Management.............   8
  Compliance with Section 16(a) of the Exchange Act of 1934...............   9
EXECUTIVE COMPENSATION....................................................   9
  Summary Compensation Table..............................................   9
  Option Grants in Last Fiscal Year.......................................  11
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
   Option Values..........................................................  11
  Employment Agreements with the Named Executive Officers.................  12
  Other Compensatory Plans and Arrangements...............................  16
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................  18
  Transactions Related to the Spin-off....................................  18
  Minority Purchase Agreement.............................................  18
PERFORMANCE GRAPH.........................................................  19
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION...................  20
  Compensation Package Components.........................................  21
  Compensation of the Chief Executive Officer.............................  22
  Deductibility of Compensation...........................................  22
AUDIT COMMITTEE REPORT....................................................  23
SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING.........................  24
Charter of the Audit Committee of the Board of Directors.................. A-1

                            Stilwell Financial Inc.
                                920 Main Street
                          Kansas City, Missouri 64105

                               ----------------

                                PROXY STATEMENT

                               ----------------

      This Proxy Statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of Stilwell Financial Inc. for the 2001 Annual Meeting of Shareholders on Thursday, May 10, 2001, at 10:00 a.m. We invite you to attend in person. In this Proxy Statement, we refer to Stilwell Financial Inc. as the "Company," "we" or "us."

Voting Information

 Record date

      The record date for the Annual Meeting was March 12, 2001. You may vote all shares of the Company's common stock that you owned as of the close of business on that date. On March 12, 2001, 219,061,785 shares of common stock were outstanding. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. We are mailing this Proxy Statement and the accompanying form of proxy to shareholders on or about April 10, 2001.

 How to vote

      As described below, you may submit your proxy or voting instructions by mail, telephone or the Internet, even if you plan to attend the meeting.

      By mail. If you hold your shares through a securities broker (that is, in street name), please complete and mail the voting instruction card forwarded to you by your broker. If you hold your shares in your name as a holder of record, you can vote your shares by proxy by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope. A properly completed and returned proxy card will be voted in accordance with your instructions, unless you subsequently revoke your instructions.

      By telephone or by Internet. If you hold your shares in street name, your broker can advise whether you will be able to submit voting instructions by telephone or by the Internet.

      At the Annual Meeting. Submitting your proxy by mail, telephone or Internet does not limit your right to vote in person at the Annual Meeting if you later decide to do so. If you hold your shares in street name and want to vote in person at the Annual Meeting, you must obtain a proxy from your broker and bring it to the meeting.

 Revoking your proxy

      You can revoke your proxy at any time before your shares are voted at the meeting by (1) sending a written notice to Gwen E. Royle, Vice President--Legal and Corporate Secretary, Stilwell Financial Inc., 920 Main Street, Suite 2100, Kansas City, Missouri 64105, (2) submitting a later proxy or (3) voting in person at the Annual Meeting. Merely attending the Annual Meeting will not revoke your proxy.

 Returning your proxy without indicating your vote

      If you return a signed proxy card without indicating your vote and do not revoke your proxy, your shares will be voted as follows: FOR the election of the nominee for director named below, FOR the approval of the performance-based incentive compensation plan for the Chief Executive Officer of Janus Capital Corporation described below, FOR the ratification of the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent accountants of the Company for 2001, and in accordance with the judgment of the person voting the proxy on any other matter properly brought before the meeting.

 Withholding your vote or voting to "abstain"

      In the election of directors, you can withhold your vote for the nominee. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. With regard to the other proposals, you can vote to "abstain." If you vote to "abstain," your shares will be counted as present at the meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal.

 Street name shares may be voted even if you do not submit your proxy or attend the Annual Meeting

      Many shareholders hold stock in street name through a broker-dealer. Most broker-dealers are members of the National Association of Securities Dealers, which generally does not allow them to vote shares held in street name unless they are permitted to do so under the rules of a national securities exchange to which they belong. Under the rules of the New York Stock Exchange ("NYSE"), NYSE member brokers who do not receive instructions from beneficial owners are entitled to vote on the proposals presented in this Proxy Statement. If you do not vote your shares held in street name and your broker does not vote them, those shares will have no effect on the outcome of any matter voted on at the Annual Meeting.

 Votes required to hold the Annual Meeting

      We need a majority of the shares of common stock outstanding on March 12, 2001 present, in person or by proxy, to hold the Annual Meeting.

 Votes required to elect directors and to adopt other proposals

      A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote is required for approval of the performance-based incentive compensation plan for the Chief Executive Officer of Janus Capital Corporation and ratification of the appointment of PricewaterhouseCoopers as independent accountants of the Company for 2001.

 Other matters to be decided at the Annual Meeting

      All of the matters we knew about as of April 10, 2001 to be brought before the Annual Meeting are described in this Proxy Statement. If any matters were to properly come before the Annual Meeting that are not specifically set forth on your proxy and in this Proxy Statement, the persons appointed to vote the proxies would vote on such matters in accordance with their best judgment.

 Postponement or adjournment of the Annual Meeting

      If the Annual Meeting were to be postponed or adjourned, your proxy would still be valid and might be voted at the postponed or adjourned meeting. You would still be able to revoke your proxy until it were voted.

 Special instructions apply for employee plan shares

      Participants in the Employee Stock Ownership Plans ("ESOPs") of the Company, Kansas City Southern Industries, Inc. ("KCSI") and DST Systems, Inc. ("DST") are each provided a separate voting instruction card (accompanying this Proxy Statement) to instruct the trustee of these ESOPs how to vote the shares of common stock held on behalf of the participant. The ESOPs' trustee must receive your voting instructions for the common stock allocated to your ESOP account on or before May 8, 2001. If the trustee does not receive your voting instructions by that date, it will vote those shares as well as any shares held by the respective ESOP that are not allocated to participant accounts, subject to the requirements of ERISA, in the same proportion as the votes that it receives for the allocated shares held by the respective ESOP.

      On March 12, 2001, there were 2,460,518 outstanding shares in the Company ESOP, 2,192,258 outstanding shares in the KCSI ESOP and 2,647,593 outstanding shares in the DST ESOP.

Cost of Proxy Solicitation

      The Company will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, and Morrow & Co., Inc. may solicit your proxy by telephone or other means. The Company will pay Morrow & Co. a fee of $7,000 plus expenses and will reimburse brokers for costs they incur mailing proxy materials.

                          ITEM 1--ELECTION OF DIRECTOR

      Our Board of Directors currently has five directors, divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual meeting.

      The Board has nominated Morton I. Sosland for election as a director of the Company for a term ending at the 2004 Annual Meeting. Mr. Sosland is a current director of the Company, and has indicated to the Company that he would serve if elected. We do not anticipate that Mr. Sosland would be unable to stand for election, but if that were to happen, your proxy would be voted for another person proposed by the Board.

Information About Nominee and Other Directors

 Nominee for election to the Board of Directors for a three-year term expiring in 2004

      Morton I. Sosland, age 75, has been a director of the Company since June 2000. He has been Chairman of the Sosland Companies, Inc., Kansas City, Missouri, since January 1993 and was President from July 1968 through December 1992. He has also served as Chairman of Sosland Publishing Company, Kansas City, Missouri, since 1984. The Sosland Companies are publishers and venture capital investors. Mr. Sosland had been a director of KCSI from 1976 to July 2000.

      The Board of Directors recommends a vote FOR the election of the nominee.

 Directors continuing in office--terms expiring in 2002

      Paul F. Balser, age 59, has been a director of the Company since June 2000. He has been a Managing Partner of Generation Partners, L.P., New York, New York, since August 1995. Generation Partners is an investment firm specializing in privately negotiated equity and venture capital investments. He was a Partner of Centre Partners, L.P., New York, New York, from September 1986 through July 1995, which also specialized in privately negotiated equity and venture capital investments. Mr. Balser is also a director of the Carbide/Graphite Group, Inc., Pittsburgh, Pennsylvania, as well as a number of private companies. Mr. Balser had been a director of KCSI from 1990 to July 2000.

      Robert Skidelsky, age 61, has been a director of the Company since January 2001. Lord Skidelsky has been the Chairman of The Social Market Foundation, London, England since 1992. He has also served as Chair of Political Economy at Warwick University, Coventry, United Kingdom since 1990. Lord Skidelsky is a fellow of the British Academy and an honorary fellow of Jesus College, Cambridge, United Kingdom. Lord Skidelsky was named to the House of Lords in 1991, and from 1998 to 1999 served as Principal Opposition Spokesman on Treasury Affairs, House of Lords.

 Directors continuing in office--terms expiring in 2003

      Landon H. Rowland, age 63, has been Chairman of the Board, President and Chief Executive Officer of the Company since June 2000. Mr. Rowland is a director of KCSI and was Chairman of the Board of KCSI from May 1997 to December 2000, President of KCSI from July 1983 to July 2000 and Chief Executive Officer of KCSI from January 1987 to July 2000. Mr. Rowland is also a director of Janus Capital Corporation ("Janus"), Stilwell Management, Inc. and Nelson Money Managers PLC, each subsidiaries of the Company, and of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V., an affiliate of KCSI.

      James E. Barnes, age 67, has been a director of the Company since June 2000. From May 1986 until his retirement in 1998, he was Chairman of the Board of Directors and Chief Executive Officer of MAPCO Inc., Tulsa, Oklahoma. In addition to those offices, Mr. Barnes also served as President of MAPCO from May 1986 to December 1991 and from October 1995 until his retirement. MAPCO, which processed, transported, stored, purchased and sold petroleum and natural gas liquid products, was acquired by The Williams Companies, Inc. in March 1998. Mr. Barnes is also a director of SBC Communications Inc., San Antonio, Texas, BOK Financial Corporation, Tulsa, Oklahoma, and Parker Drilling Co., Tulsa, Oklahoma. Mr. Barnes had been a director of KCSI from 1986 to July 2000.

Board of Directors Meetings and Committees

      The Board of Directors met eight times during the 2000 fiscal year. Each director attended at least 75% of the total number of such meetings. The Board's standing committees include the following:

     Executive Committee. The Executive Committee consists of directors elected by the Board of Directors to serve one-year terms. When the Board of Directors is not in session, the Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law and in the Certificate of Incorporation and the Bylaws of the Company. The Executive Committee has full power to act as the Nominating Committee which, when acting as such, has the power and duty to make recommendations to the Board of Directors as to suitable nominees for election to the Board of Directors by the shareholders or by the remaining members of the Board of Directors, to fill newly created directorships and to fill any vacancies which occur. When acting as the Nominating Committee, it has the power to meet with and consider suggestions from such other members of the Board of Directors, shareholders, members of management, consultants and other persons, firms or corporations as they deem necessary or advisable to assist them in making such recommendations. The members of the Executive Committee are James E. Barnes, Morton I. Sosland and Landon H. Rowland. The Executive Committee did not meet during the 2000 fiscal year.

     Audit Committee. The Audit Committee consists of outside directors elected by the Board of Directors to serve staggered three-year terms. The Audit Committee meets with and considers suggestions from members of management and members of the internal audit staff, as well as the Company's independent accountants, concerning the financial operations of the Company. The Audit Committee also has the responsibility to review audited financial statements of the Company and consider and recommend the employment of, and approve the fee arrangement with, independent accountants for both audit functions and for advisory and other consulting services. The members of the Audit Committee are Paul F. Balser, James E. Barnes and Morton I. Sosland. The Audit Committee met twice during the 2000 fiscal year. Each committee member attended both meetings.

     Compensation Committee. The Compensation Committee consists of outside directors elected by the Board of Directors to serve one-year terms. The Compensation Committee has the power to authorize and determine all salaries for the officers and supervisory employees of the Company; to administer the incentive compensation plans of the Company in accordance with the powers and authority granted in such plans; to determine any incentive allowances to be made to officers and staff of the Company; to administer all stock option plans, stock purchase plans and other equity ownership, compensation, retirement and benefit plans of the Company; to approve the performance-based compensation of individuals pursuant to
  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); and to administer all other matters relating to the compensation or benefits of the Company. The members of the Compensation Committee are Paul F. Balser, James E. Barnes and Morton I. Sosland. The Compensation Committee met twice during the 2000 fiscal year. Each committee member attended both meetings.

Director Compensation

      Directors who are employees of the Company do not receive any fees or other compensation for service on the Board of Directors or its committees. For the year 2000, members of the Board of Directors who did not receive compensation as officers or employees of the Company received a fee of $4,000 for each meeting of the Board of Directors attended ($2,000 for telephonic participants) and a fee of $2,000 for attendance at any committee meeting ($1,000 for telephonic participants). For the year 2001, the Board, with outside directors abstaining, approved a new compensation program for members of the Board who do not receive compensation as officers or employees of the Company. The new program provides that those Directors will receive a fee of $5,000 for each meeting of the Board of Directors attended ($2,500 for telephonic participation) and a fee of $2,000 for attendance at any committee meeting ($1,000 for telephonic participation). In addition, all members of the Board of Directors are reimbursed for reasonable travel expenses in connection with attending Board of Directors and committee meetings. The chairman of a committee receives an additional $500 for each committee meeting attended. Directors also receive a grant of options to purchase shares of common stock valued at $100,000 on an annual basis immediately following each annual meeting of shareholders as well as a one-time grant of options to purchase shares of common stock valued at $200,000 upon joining the Board.

               ITEM 2--APPROVAL OF A PERFORMANCE-BASED INCENTIVE
               COMPENSATION PLAN FOR THE CHIEF EXECUTIVE OFFICER
                          OF JANUS CAPITAL CORPORATION

      The Compensation Committee has approved a performance-based incentive compensation plan for Thomas H. Bailey, the Chairman of the Board, President and Chief Executive Officer of Janus (the "Incentive Plan"), subject to shareholder approval. The purpose of the Incentive Plan is to give Mr. Bailey the opportunity to earn total compensation for the fiscal year 2001 and subsequent years that the Compensation Committee believes is competitive with the market for investment management and financial services organizations of similar size to Janus. The Incentive Plan (as well as other incentive compensation plans that have been implemented at Janus) is also designed to encourage and reward excellent performance, as measured by the achievement of performance goals that are in line with the shareholders' short and long term interests.

      Under Section 162(m) of the Code, federal income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1,000,000 in any year. Code Section 162(m) provides an exception for performance-based compensation, provided that the shareholders of the company, or the parent company where the parent company is the publicly-held entity, approve the material terms of the performance goals. The Incentive Plan was originally approved by the KCSI Compensation Committee and the KCSI shareholders in 1998, while Janus was a subsidiary of KCSI. KCSI contributed all of its interest in Janus and its other financial services subsidiaries and investments to Stilwell as of July 1, 1999 and then distributed all of the shares of Stilwell to KCSI shareholders of record on June 28, 2000 (the "Spin-off"). The regulations promulgated pursuant to Code
Section 162(m) require that to preserve the exception for performance-based compensation, the Stilwell shareholders must also approve the terms. The May 10, 2001 Annual Meeting will be the first annual meeting of the Company's shareholders after the Spin-off. The Company is, therefore, submitting the Incentive Plan for shareholder approval. The Incentive Plan being submitted is the same plan that has been in effect for Mr. Bailey since 1998. Its applicability for 2001 and later years is contingent on Stilwell shareholder approval.

The Incentive Compensation Plan

      The Incentive Plan would allow Mr. Bailey to earn incentive compensation in each calendar year payable in cash ranging from none (if the minimum performance goal is not reached) up to 125% (if the maximum performance goal is reached) of his base salary for that year. If the maximum performance goal were reached in any one year, total incentive compensation paid to Mr. Bailey would not exceed $1 million for that year. The annual incentive compensation would be determined by a formula tied to the compounded annual growth rate of Janus's pre-tax profits. Subject to the foregoing limit, the specific incentive payments attainable for varying percentages of compounded annual growth in Janus's pre-tax profits have been determined by the Compensation Committee after consideration of recommendations from the Janus Compensation Committee.

      The Compensation Committee administers the Incentive Plan. Under the terms of the Incentive Plan, as approved by the Compensation Committee and in accordance with Section 162(m) of the Code, Janus cannot pay any incentive compensation to Mr. Bailey unless and until the Compensation Committee certifies in writing that the goals and any other material conditions were, in fact, satisfied. The Incentive Plan does not have a date certain at which it terminates.

      In each of years 2000 and 2001 $1 million was paid to Mr. Bailey under the Incentive Plan for the years 1999 and 2000, respectively. Assuming that the Incentive Plan was in effect in 2001, the following incentive compensation would have been paid to the following individuals or groups.

Plan Benefits

                                                                2001 Incentive
     Name and Position                                           Compensation
     -----------------                                          --------------
     Landon H. Rowland ........................................  Not eligible
      Chairman of the Board, President and Chief Executive
       Officer
     Thomas H. Bailey..........................................  $  1,000,000*
      Chairman, President and Chief Executive Officer of Janus
     Joseph D. Monello.........................................  Not eligible
      Vice President of Development
     Danny R. Carpenter........................................  Not eligible
      Executive Vice President
     Gwen E. Royle.............................................  Not eligible
      Vice President--Legal and Corporate Secretary
     Current Executive Officers as a Group.....................  $  1,000,000
     Current Non-Employee Executive Officers As a Group........  Not eligible
     All Current Employees including Non-Executive Officers as
      a Group..................................................  Not eligible

--------
* Based on 2000 actual base salary. Only Mr. Bailey is eligible to receive incentive compensation under the Incentive Plan.

Federal Income Tax Consequences

      If the Incentive Plan is approved, Janus will, upon accrual of the obligation to pay the compensation, incur a compensation expense both for financial statement and federal income tax purposes. If Mr. Bailey earns incentive compensation under the Incentive Plan, he will recognize ordinary income when he receives the incentive compensation.

      The Board of Directors recommends a vote FOR approval of the Incentive
Plan.

         ITEM 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has, based on the recommendation of the Audit Committee, appointed PricewaterhouseCoopers as independent accountants for the 2001 fiscal year. The Board is proposing that the appointment of PricewaterhouseCoopers be ratified by the shareholders of the Company. PricewaterhouseCoopers will audit our consolidated financial statements for the 2001 fiscal year and perform other services.

      Audit Fees. The aggregate fees for professional services rendered by PricewaterhouseCoopers in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for the 2000 fiscal year were approximately $324,000.

      Financial Information Systems Design and Implementation Fees. There were no professional services rendered by PricewaterhouseCoopers in the 2000 fiscal year relating to financial information systems design and implementation.

      All Other Fees. The aggregate fees for all other services rendered by PricewaterhouseCoopers in the 2000 fiscal year were approximately $274,000.

      Ratification of Appointment. A proposal will be presented at the Annual Meeting to ratify the appointment of PricewaterhouseCoopers as our independent accountants. A representative of PricewaterhouseCoopers will be present with the opportunity to make a statement and to answer your questions.

      The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers.

                                STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

      The table below sets forth information regarding beneficial ownership of our outstanding common stock as of March 12, 2001 by (i) beneficial owners of more than 5% of our outstanding common stock that have publicly disclosed their ownership; (ii) the members of our Board of Directors and certain executive officers; and (iii) all of our officers and directors as a group. The Company has no knowledge of any arrangement, the operation of which would at a subsequent date result in a change in control of the Company.

                                                       Shares of Common
                                                             Stock
                                                     Beneficially Owned(1)
                                                     ---------------------------
   Name                                                Number         Percentage
   ----                                              ----------       ----------
   The TCW Group, Inc. and certain affiliates......  16,170,675(2)       7.4%
   Thomas H. Bailey................................      60,857(3)         *
    Chairman, President and Chief Executive Officer
     of Janus
   Paul F. Balser..................................     159,777            *
    Director
   James E. Barnes.................................     234,255(4)         *
    Director
   Danny R. Carpenter..............................     631,273(3)(4)      *
    Executive Vice President
   Joseph D. Monello...............................     757,439(3)(4)      *
    Vice President--Development
   Landon H. Rowland...............................   6,195,554(3)       2.8%
    Chairman of the Board, President and Chief
     Executive Officer
   Gwen E. Royle...................................      80,504(3)         *
    Vice President--Legal and Corporate Secretary
   Robert Skidelsky................................          --            *
    Director
   Morton I. Sosland...............................     375,343(4)         *
    Director
   All Directors and Executive Officers as a Group
    (11 persons)...................................   8,941,500          4.0%

--------
 * Less than 1% of the outstanding shares.
(1) Ownership is based on the number of shares outstanding as of March 12, 2001 plus any shares that may be acquired upon the exercise of options or other convertible securities that are exercisable on March 12,

   2001 or will become exercisable within 60 days of that date. Except as noted, the holders have sole voting and dispositive power over the shares.
(2) Based upon information in its Schedule 13G filed February 14, 2001. The address for The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017. The reporting persons expressly declared that the filing of the information on Schedule 13G shall not be construed as an admission that they are the beneficial owners of any securities covered by such statement.
(3) Under applicable law, shares that are held indirectly are also considered beneficially owned. Such shares included in the amounts shown above are as follows: Mr. Bailey owns 45,920 shares through the Company ESOP; Mr. Carpenter owns 18,135 shares through the Company ESOP and 5,004 shares held in a revocable trust of which he is the trustee; Mr. Monello owns 71,807 shares through the Company ESOP and 56,364 shares held in a revocable trust of which he is the trustee; Mr. Rowland owns 128,708 and 960 shares through the Company ESOP and the Profit Sharing Plan portion of the Company 401(k) Plan, respectively; Ms. Royle owns 2,432 shares through the Company ESOP; and all directors and executive officers as a group own indirectly 772,282 shares.
(4) Directors and Executive Officers may also be deemed to own beneficially shares held in other capacities as follows: Mr. Barnes, 18,000 shares held jointly with his wife; Mr. Carpenter, 15,730 shares held by his wife in a revocable trust of which she is the trustee; Mr. Monello, 58,980 shares held by his wife in a revocable trust of which she is the trustee and 4,800 shares held in a trust of which his wife is the successor trustee; and Mr. Sosland, 9,600 shares held in trust of which he has sole voting and dispositive power as trustee and 287,484 shares over which he has shared voting and/or dispositive power but as to which beneficial ownership is disclaimed, which shares are held as follows: 183,484 shares held by certain entities of which he is a control person, 92,000 shares held as co-trustee of certain testamentary trusts, and 12,000 shares in a charitable foundation of which he is a director.

Compliance with Section 16(a) of the Exchange Act of 1934

      The Company believes that, under the rules of the Securities and Exchange Commission ("SEC") for reporting of securities transactions by executive officers and directors, all required reports have been timely filed.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table contains information about the compensation that the Company paid to its Chief Executive Officer and our four other most highly compensated executive officers (the "named executive officers"). The information in this table reflects compensation earned by the named executive officers for services rendered to the Company and, prior to the Spin-off, to KCSI.

                                                                     Long Term
                                                                    Compensation
                                     Annual Compensation               Awards
                               -----------------------------------  ------------
                                                                     Number of
                                                                     Securities
Name and Principal                                    Other Annual   Underlying    All Other
Occupation                Year  Salary    Bonus       Compensation   Options(1)   Compensation
------------------        ---- -------- ----------    ------------  ------------  ------------
Landon H. Rowland.......  2000 $787,500        --       $61,662(2)    481,850(2)    $ 20,564(2)
 Chairman of the Board,   1999 $750,000        --       $48,251           --        $105,490
 President and            1998 $750,000        --       $56,432        12,276       $ 26,632
 Chief Executive Officer

Thomas H. Bailey........  2000 $900,000 $1,000,000(3)       --            --        $172,462(3)
 Chairman, President and  1999 $900,000 $1,000,000          --            --        $121,128
 Chief Executive Officer  1998 $900,000 $  833,000          --            --        $109,000
 of Janus

Joseph D. Monello.......  2000 $502,500 $  250,000          --        325,223       $103,052(4)
 Vice President of        1999 $600,000        --           --            --        $ 45,671
 Development              1998 $250,008        --           --        130,000       $ 43,754

                                                                Long Term
                                                               Compensation
                                    Annual Compensation           Awards
                              -------------------------------- ------------
                                                                Number of
                                                                Securities
Name and Principal                                Other Annual  Underlying    All Other
Occupation               Year  Salary    Bonus    Compensation  Options(1)   Compensation
------------------       ---- -------- ---------- ------------ ------------  ------------
Danny R. Carpenter...... 2000 $365,000 $  400,000     --         167,907(5)    $18,242(5)
 Executive Vice          1999 $330,000        --      --           1,960       $17,815
 President               1998 $190,008        --      --          62,962       $16,000

Gwen E. Royle........... 2000 $190,000 $  250,000     --          63,169(6)    $17,468(6)
 Vice President--Legal   1999 $180,000 $   60,000     --          40,000       $16,262
 and                     1998 $130,832        --      --          20,000       $13,359
 Corporate Secretary

--------
(1) The number of shares of common stock underlying the options has been adjusted to reflect the Spin-off.
(2) Other annual compensation for Mr. Rowland includes premiums on disability insurance policy of $58,151. The number of securities underlying options includes 4,648 shares of common stock underlying options granted to Mr. Rowland pursuant to the Company Executive Plan. All other compensation for Mr. Rowland for 2000 is comprised of: (i) a contribution to his account under the Company ESOP of $6,800; (ii) a contribution to his account under the Company 401(k) Plan of $5,100; (iii) a contribution to his account under the Company's profit sharing plan of $5,100; and (iv) premiums on group term life insurance of $3,564.
(3) The bonus for Mr. Bailey for 2000 was under a performance-based incentive compensation plan approved by KCSI shareholders in 1998. All other compensation for Mr. Bailey for 2000 is comprised of: (i) directors' fees in the aggregate amount of $146,667, paid to Mr. Bailey in his capacity as director of Janus Capital Corporation, Janus Investment Fund and Janus Aspen Series; (ii) a contribution to his account under the Company ESOP of $6,800; (iii) a contribution to his account under the Company 401(k) Plan of $5,100; (iv) a contribution to his account under Janus's profit sharing plan of $5,100; and (v) premiums on group term life insurance of $8,795.
(4) All other compensation for Mr. Monello for 2000 is comprised of: (i) a contribution to his account under the Company ESOP of $6,800; (ii) a contribution to his account under the Company 401(k) Plan of $5,100;
      (iii) a contribution to his account under the Company's profit sharing plan of $5,100; (iv) premiums on group term life insurance of $2,052; and
      (v) an amount paid to him pursuant to the Company Executive Plan of $84,000.
(5) The number of securities underlying options includes 2,714 shares of common stock underlying options granted to Mr. Carpenter pursuant to the Company Executive Plan. All other compensation for Mr. Carpenter for 2000 is comprised of: (i) a contribution to his account under the Company ESOP of $6,800; (ii) a contribution to his account under the Company 401(k) Plan of $5,100; (iii) a contribution to his account under the Company's profit sharing plan of $5,100; and (iv) premiums on group term life insurance of $1,242.
(6) The number of securities underlying options includes 1,222 shares of common stock underlying options granted to Ms. Royle pursuant to the Company Executive Plan. All other compensation for Ms. Royle for 2000 is comprised of: (i) a contribution to her account under the Company ESOP of $6,800; (ii) a contribution to her account under the Company 401(k) Plan of $5,100; (iii) a contribution to her account under the Company's profit sharing plan of $5,100; and (iv) premiums on group term life insurance of $468.

      There may be employees whose compensation exceeds that of the named executive officers. If this is the case, such persons are not named in the table because they are not executive officers.

Option Grants in Last Fiscal Year

      The table below describes stock options granted to the named executive officers during the 2000 fiscal year, as adjusted to reflect the Spin-off.

                         Number of    % of Total
                         Securities    Options
                         Underlying   Granted to  Exercise or
                          Options    Employees in Base Price  Expiration    Grant Date
Name                     Granted(1)  Fiscal Year   Per Share     Date    Present Value(2)
----                     ----------  ------------ ----------- ---------- ----------------
Landon H. Rowland.......    4,648(3)     0.3%      $39.7716    2/28/10      $   70,836
                           33,245        2.5%      $34.2780     5/4/10      $  436,839
                          443,957       33.2%      $34.2780     6/3/03      $5,833,595

Thomas H. Bailey........      --          --            --         --              --

Joseph D. Monello.......   15,486        1.2%      $34.2780     5/4/10      $  203,486
                          309,737       23.2%      $34.2780     6/3/03      $4,069,944

Danny R. Carpenter......    2,714(3)     0.2%      $39.7716    2/28/10      $   41,361
                          165,193       12.4%      $34.2780     6/3/03      $2,170,636

Gwen E. Royle...........    1,222(3)     0.1%      $39.7716    2/28/10      $   18,623
                           61,947        4.6%      $34.2780     6/3/03      $  813,984

--------
(1) On the date of the Spin-off, options to purchase shares of KCSI common stock held by the named executive officers were exchanged for options to purchase shares of the Company's common stock in the following aggregate amounts: Landon H. Rowland--5,942,492 shares; Joseph D. Monello-- 1,115,223 shares; Danny R. Carpenter--754,829 shares; and Gwen E. Royle-- 134,069 shares. The exercise prices of these options were adjusted for the terms of the Spin-off. The expiration date and others terms of the options did not change.
(2) Valuation determined using Black-Scholes' option pricing model with the following assumptions: (i) market price per share of common stock equal to the per share exercise price of options; (ii) stock volatility (based on three year monthly data) of 47.80%; (iii) annualized risk-free interest rate of 6.18%; (iv) option term of three years; and (v) annualized dividend yield of 0.09%.
(3)   Options granted pursuant to the Company Executive Plan.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

      The following table contains the aggregate number of shares of common stock underlying stock options exercised in the 2000 fiscal year and the number of shares of common stock underlying stock options held by each named executive officer as of December 31, 2000.

                                                   Number of Securities       Value of Unexercised
                                                  Underlying Unexercised          In-the-Money
                          Number of                       Options                   Options
                           Shares                   at Fiscal Year End       at Fiscal Year End(1)
                          Acquired      Value    ------------------------- --------------------------
Name                     on Exercise  Realized   Exercisable Unexercisable Exercisable  Unexercisable
----                     ----------- ----------- ----------- ------------- ------------ -------------
Landon H. Rowland.......   642,366   $23,818,867  4,856,169     443,957    $178,123,692  $2,693,487
Thomas H. Bailey........       --            --         --          --              --          --
Joseph D. Monello.......   259,998   $11,877,394    545,488     309,737    $ 15,842,786  $1,879,174
Danny R. Carpenter......       --            --     589,636     165,193    $ 18,586,246  $1,002,226
Gwen E. Royle...........       --            --      72,122      61,947    $  1,353,021  $  375,832

--------
(1) Calculated by multiplying the difference between the fair market value of the shares of common stock underlying the options as of December 31, 2000 ($40.345 per share) and the exercise price of the options by the number of shares of common stock underlying the options.

Employment Agreements with the Named Executive Officers

      Certain executive officers have entered into employment agreements with the Company. The Compensation Committee of the Board of Directors of Janus, with the aid of an independent compensation consultant, set Mr. Bailey's base salary and recommended incentive compensation pursuant to the Incentive Plan. The Company's Compensation Committee also approved such incentive compensation.

      Mr. Rowland. The Company entered into an employment agreement dated June 12, 2000 with Mr. Rowland effective as of July 12, 2000 that provides for Mr. Rowland's employment as Chairman of the Board, President and Chief Executive Officer of the Company.

      The employment agreement provides that Mr. Rowland is to serve at the pleasure of the Board of Directors and does not contain a fixed term of employment. Pursuant to the employment agreement, Mr. Rowland will receive a fixed annual base salary of $825,000, which is not to be increased prior to January 1, 2003 and is not to be reduced except by mutual agreement of the Company and Mr. Rowland or as part of a general salary reduction program applicable to all officers of the Company. Mr. Rowland is not entitled to participate in any Company incentive compensation plan during 2001 or 2002 but continues to participate in other benefit plans or programs of the Company generally available to executive employees and is provided with certain disability insurance coverage and life insurance payable to beneficiaries designated by him. Under the employment agreement, the value of Mr. Rowland's annual compensation is fixed at the lower of 175% of his annual base salary or $1,000,000 for purposes of cash compensation-based benefit plans.

      In conjunction with entering into the employment agreement with the Company and in lieu of participation in any incentive compensation plan for the period indicated, Mr. Rowland received a grant of KCSI performance stock options for 215,000 shares and a grant of KCSI standard stock options for 16,100 shares. Subject to continued employment, the performance stock options would become exercisable in three equal installments if the price of the KCSI stock increases above the price at the time of grant ($70.7813 per share) (this price was for KCSI stock on May 5, 2000, which was prior to the Spin-off) to certain target levels, computed on the basis of 50% growth in the KCSI stock price for the first installment and 20% compounded annual growth in such stock price above the first installment target price for the second and third installments. The standard stock options for Mr. Rowland will become exercisable one year after the date of grant, subject to continued employment. At the time of the Spin-off, Stilwell options were substituted for all such KCSI options in their entirety. As a result of the substitution, the number of shares of Stilwell common stock underlying Mr. Rowland's performance stock option and standard stock option grants were adjusted to 443,957 and 33,245, respectively, and the target stock price level for the performance options was adjusted to an equivalent level based on Stilwell's stock price ($34.278 per share).

      The employment agreement provides for 24 months of severance pay at an annual rate equal to Mr. Rowland's base salary and for certain health and life insurance benefits in the event of the termination of his employment without cause, other than in connection with a change in control of the Company (as defined in the employment agreement), unless such benefits were provided by another employer. In the year in which termination occurs, Mr. Rowland would remain eligible to receive benefits under the Company incentive compensation plan, if any, and the Company Executive Plan. After termination, Mr. Rowland would not be entitled to accrue or receive benefits under any other employee benefit plan, except he would be entitled to participate in the Company ESOP and the Company 401(k) Plan in the year of termination if he were to meet the requirements for participation in such termination year.

      As part of the employment agreement, Mr. Rowland has agreed not to use or disclose any Company trade secret (as defined in the employment agreement) after any termination of his employment and not to engage in, or manage, a business in competition with any business conducted by the Company or its subsidiaries, in any country or jurisdiction in which the Company or any of its subsidiaries conduct business, for a period of three years following Mr. Rowland's resignation or termination of his employment for cause or due to his disability.

      During the period of his employment under the employment agreement, Mr. Rowland has agreed to retain ownership in himself or members of his immediate family of at least a majority of the number of shares of (i) the Company's common stock received in the Spin-off and (ii) the Company's common stock acquired upon exercise of the Company's stock options (other than shares transferred to the Company or sold to pay the purchase price upon the exercise of stock options or to pay or satisfy tax obligations resulting from such exercise).

      If there were a change in control of the Company or its Significant Subsidiaries (as defined in the employment agreement) during the term of the employment agreement, Mr. Rowland's employment, executive capacity, salary and benefits would be continued for a three-year period at levels in effect on the Control Change Date (as defined in the employment agreement) at a rate not less than twelve times the highest monthly base salary paid or payable to him in the twelve months prior to any change in control. During such three-year period, Mr. Rowland would also be eligible to participate in all benefit plans generally made available to executives of his level or to the employees of the Company generally, would be eligible to participate in any Company incentive compensation plan and would be entitled to immediately exercise all outstanding stock options and receive a lump-sum cash payment equal to the fair market value of all non-vested options. If the amounts payable during this three-year period were discretionary, the benefits continued would not be less than the average annual amount of benefits for the three years prior to the change in control and incentive compensation would not be less than 75% of the maximum amount which could have been paid to Mr. Rowland under the terms of any incentive compensation plan. Mr. Rowland's employment may be terminated after the Control Change Date, but where it is other than For Cause (as defined in the employment agreement), he would be entitled to payment of his base salary through termination plus a discounted cash severance payment equal to 175% of three times his annual base salary and continuation or payment of benefits for a three-year period at levels in effect on the Control Change Date. Mr. Rowland also is permitted to resign employment after a change in control upon Good Reason (as defined in the employment agreement) and advance written notice, and to receive the same payments and benefits as if his employment had been terminated by the Company. Mr. Rowland's employment agreement also provides for payments to him necessary to relieve him of certain adverse federal income tax consequences if amounts received under the employment agreement were deemed to involve "parachute payments" under Section 4999 of the Code.

      Mr. Monello, Mr. Carpenter and Ms. Royle. The Company entered into employment agreements dated June 12, 2000 with Mr. Monello, Mr. Carpenter and Ms. Royle effective as of July 12, 2000. These employment agreements provided, respectively, for Mr. Monello's employment as Executive Vice President and Chief Operating Officer, Mr. Carpenter's employment as Vice President and Ms. Royle's employment as Vice President--Legal. The employment agreements are subject to termination under certain circumstances.

      Since the employment agreements were signed, Mr. Monello's title has changed to Vice President--Development, Mr. Carpenter's title has changed to Executive Vice President and Ms. Royle's title has changed to Vice President-- Legal and Corporate Secretary. Additionally, the employment contracts of Mr. Monello and Ms. Royle were amended effective October 1, 2000 and January 1, 2001, respectively, in each case to adjust their respective salaries.

      Pursuant to their employment agreements (as amended), Mr. Monello, Mr. Carpenter and Ms. Royle will receive as compensation for their services an annual base salary at the rate of $150,000, $400,000 and $250,000, respectively. Such salaries shall not be increased prior to January 1, 2003 and are not to be reduced except as agreed to by the parties or as part of a general salary reduction program applicable to all officers of the Company. Pursuant to Mr. Monello's amended employment agreement, in the event that the Company requires Mr. Monello to devote more than an average of 40 hours of services a month for any calendar year, the Company would be required to make an additional salary payment to Mr. Monello to reflect the additional hours worked. Under the employment agreements, Mr. Monello, Mr. Carpenter and Ms. Royle are not entitled to participate in any Company incentive compensation plan during 2001 or 2002 but received cash bonuses of $250,000, $400,000 and $250,000, respectively on July 22, 2000 and each of them are eligible to participate in other benefit plans or programs of the Company generally made available to executive employees. Pursuant to Mr. Monello's amended employment agreement, for any calendar year in which he is not eligible for contributions under the Company's qualified retirement plans or benefits under the Company's Executive Plan, the Company will make cash payments to Mr. Monello equal to (i) the amount of contribution (including matching contributions) that would have been made to such retirement plans on his behalf and (ii) the amount of benefit that would have been payable to Mr. Monello under the Company's Executive Plan had he been eligible to participate. Under the employment agreements, the value of Mr. Monello's, Mr. Carpenter's and Ms. Royle's annual compensation is fixed at the lower of 175% of their annual base salaries or $1,000,000 for purposes of cash compensation-based benefit plans.

      In conjunction with entering into the employment agreements with the Company and in lieu of participation in any incentive compensation plans for the period indicated (other than the cash bonuses described in the preceding paragraph), Mr. Monello, Mr. Carpenter and Ms. Royle received a grant of KCSI performance stock options for 150,000, 80,000 and 30,000 shares, respectively, and Mr. Monello received a grant of KCSI standard stock options for 7,500 shares. Subject to continued employment, the performance stock options would become exercisable in three equal installments if the price of the KCSI stock were to increase above the price at the time of grant ($70.7813 per share) (this price was for KCSI stock on May 5, 2000, which was prior to the Spin-off) to certain target levels, computed on the basis of 50% growth in the KCSI stock price, for the first installment and 20% compounded annual growth in such stock price above the first installment target price for the second and third installments. The standard stock options for Mr. Monello would become exercisable one year after the date of grant, subject to continued employment. At the time of the Spin-off, Stilwell options were substituted for all such KCSI options in their entirety. As a result of the substitution, the number of shares of Stilwell common stock underlying the performance stock option grants of Mr. Monello, Mr. Carpenter and Ms. Royle were adjusted to 309,737, 165,193 and 61,947, respectively, and the target stock price levels for the performance options were adjusted to equivalent levels based on Stilwell's stock price ($34.278 per share). Additionally, the number of shares of common stock underlying Mr. Monello's standard stock options was adjusted to 15,486.

      In the event of termination without cause by the Company, Mr. Monello and Mr. Carpenter would be entitled to 24 months of severance pay, and Ms. Royle would be entitled to 12 months of severance pay, in each case at an annual rate equal to their base salary and for reimbursement for the costs of continuing or obtaining comparable health and life insurance benefits unless such benefits were provided by another employer. In the year in which termination were to occur, Mr. Monello,

Mr. Carpenter and Ms. Royle would remain eligible to receive benefits under the Company incentive compensation plan, if any, and the Company Executive Plan. After termination, the officers would not be entitled to accrue or receive benefits under any other employee benefit plan, except the officers would be entitled to participate in the Company ESOP and the Company 401(k) Plan in the year of termination if such officers were to meet the requirements for participation in such termination year.

      As part of their employment agreements, Mr. Monello, Mr. Carpenter and Ms. Royle have agreed not to use or disclose any Company trade secret (as defined in the employment agreements) after any termination of their employment and shall, immediately upon termination of employment, return to the Company or its subsidiaries or affiliates any trade secrets in their possession which exist in tangible form.

      During the period of employment under their employment agreements, Mr. Monello, Mr. Carpenter and Ms. Royle each has agreed to retain ownership in himself or herself or members of his or her immediate family of at least a majority of the number of shares of (i) the Company's common stock received in the Spin-off and (ii) the Company's common stock acquired upon exercise of the Company's stock options (other than shares transferred to the Company or sold to pay the purchase price upon the exercise of stock options or to pay or satisfy tax obligations resulting from such exercise).

      If there were a change in control of the Company or its Significant Subsidiaries (as defined in the employment agreements) during the term of the employment agreements, the officers' employment, executive capacity, salary and benefits would be continued for a three-year period at levels in effect on the Control Change Date (as that term is defined in the employment agreements). During the three-year period, salary would be paid at a rate not less than twelve times the highest monthly base salary paid or payable to the officers by the Company in the twelve months immediately prior to any change in control. During the three-year period, the officers also would be eligible to participate in all benefit plans generally made available to executives of their level or to the employees of the Company generally, would be eligible to participate in any Company incentive compensation plan and would be entitled to immediately exercise all outstanding stock options and receive a lump-sum cash payment equal to the fair market value of all non-vested options. If the amounts payable during this three-year period were discretionary, the benefits continued would not be less than the average annual amount of benefits for the three years prior to the change in control and incentive compensation would not be less than 75% of the maximum amount that could have been paid to the officers under the terms of any incentive compensation plan. The officers' employment may be terminated after the Control Change Date, but where it is other than For Cause (as defined in the employment agreements), they would be entitled to payment of their base salaries through termination, plus Mr. Monello, Mr. Carpenter and Ms. Royle would receive a discounted cash severance payment equal to 175% of three times their respective annual base salaries, continuation or payment of benefits for a three-year period at the Control Change Date and certain health, prescription and dental benefits for the remainder of their lives unless such benefits were otherwise provided by a subsequent employer. The officers also would be permitted to resign employment after a change in control upon Good Reason (as that term is defined in the employment agreements) and advance written notice, and to receive the same payments and benefits as if their employment had been terminated by the Company. The employment agreements also provide for payments to such officers necessary to relieve them of certain adverse federal income tax consequences if amounts received under the agreements were deemed to involve "parachute payments" under Section 4999 of the Code.

      Mr. Bailey. Mr. Bailey has the right under the Janus Stock Purchase Agreement to require Stilwell to purchase his shares of stock of Janus at a per share price equal to fifteen times the net after-tax earnings per share of Janus for the year ended immediately prior to the date of notice of the purchase obligation, or, a price per share equal to fifteen times the after-tax earnings per share of Janus for the year ended December 31, 1987, whichever is greater. Under that agreement, Mr. Bailey is also entitled, upon a termination of his employment within one year of a change of ownership of Stilwell (as defined in the agreement), to receive a payment equal to his prior year's current and deferred compensation.

Other Compensatory Plans and Arrangements

      Stock Purchase Plan. The main provisions of the Company Stock Purchase Plan are as follows: eligible employees may purchase during certain periods the Company's common stock at 85% of the average market price on either the exercise date or the grant date, whichever is lower, but in no event at less than the par value of the shares. Eligible employees may elect to have up to a board-determined maximum percentage of annualized base pay applied to purchase the Company's common stock, and the purchase price will be collected via employee payroll deductions. With certain exceptions, all employees of the Company, or any eligible Company affiliates who work at least 20 hours per week for five months of the year, will be eligible to participate in the Company Stock Purchase Plan. The right to participate in the Company Stock Purchase Plan will terminate immediately upon the date the participant ceases employment with the Company or any eligible affiliate, except in certain circumstances.

      Executive Plan. The Company Executive Plan is a non-qualified plan for participants who are certain officers of the Company and is designed to provide benefits in addition to the annual contributions permitted under the Company's qualified retirement plans.

      The annual benefit provided on behalf of each participant in the Company Executive Plan equals the amount that would have been contributed to the Company's qualified retirement plans for such participant based on the participant's compensation under the Company's qualified retirement plans without regard to statutory contribution limitations or eligibility requirements, less the amount participants were entitled to receive under such plans (assuming, with respect to the 401(k) portion of the Company 401(k) Plan, that the participant was entitled to receive the maximum matching contribution). Each participant may irrevocably elect in advance to receive the annual benefit available under the Company Executive Plan either in cash or through a grant of non-qualified stock options to purchase shares of Company common stock worth 125% of the annual cash benefit (using a Black-Scholes valuation model). For purposes of the Company Executive Plan, compensation includes base compensation; the participants have agreed that their compensation is a fixed amount or a certain percentage of their annual base salaries, pursuant to their employment agreements.

      Stock Option Plan. The Company Stock Option Plan provides for the grant, at the discretion of the Board of Directors or of a committee appointed by the Board of Directors (in either case, the "Committee"), of various types of equity incentive awards, including options (incentive and non-statutory), restricted shares, bonus shares, stock appreciation rights (freestanding and tandem) and limited stock appreciation rights (including, in each case, dividend equivalents), performance units and performance shares. Awards may be made to any employee, director or consultant of the Company or of any of its subsidiaries. A maximum of 30,000,000 shares of the Company's common stock may be issued under the Company Stock Option Plan (subject to adjustment in the event of stock splits, recapitalizations, reorganizations or similar events). The

Committee administers the Company Stock Option Plan and has broad discretionary powers to designate grantees, determine the number and type of awards, prescribe the terms and conditions of each award and to modify the terms and conditions of individual awards. The Committee's discretionary powers extend to awards granted to outside directors as well as to employees and consultants.

      401(k) and Profit Sharing Plan. The Company 401(k) and Profit Sharing Plan consists of both a 401(k) portion which is a qualified voluntary self-directed employee contribution plan and a profit sharing portion, that is a qualified, non-contributory defined contribution self-directed plan. New employees of the Company and its affiliates that participate in the Company 401(k) Plan, other than certain excluded employees as defined in the Company 401(k) Plan ("Eligible Employees"), may elect to participate in the Company 401(k) Plan on the first plan entry date on or after the commencement of their employment. Under the Company 401(k) Plan, Eligible Employees may defer up to 10% of their eligible compensation (as defined in the Company 401(k) Plan) through payroll deduction, up to certain limits prescribed by the Code. The Company will contribute matching contributions to each participant's account, up to 3% of the employee's eligible compensation, again subject to certain Code-prescribed limits. Participants in the Company 401(k) Plan may choose to invest their Company 401(k) Plan accounts in any one or more of 38 diversified investment options. A participant is always fully vested in his or her contributions to the Company 401(k) Plan.

      With respect to the employer contributions made to the Company 401(k) Plan, participants vest at the rate of 25% at two years of service, 50% at three years of service, 75% at four years of service and 100% at five years of service. The Company 401(k) Plan will treat all service credited with respect to an employee under the KCSI 401(k) Plan, for the 401(k) portion, and the KCSI Profit Sharing Plan for the profit sharing portion, prior to the Spin-off as service with the Company. A participant's interest in employer contributions also becomes fully vested at retirement, death, disability or a change in control of the Company. Distributions under the Company 401(k) Plan will be made in connection with a participant's death, disability, retirement or other termination of employment in a lump sum.

      The Company's Board of Directors has appointed a trustee to hold the assets of the Company 401(k) Plan in a trust fund. The Company's Compensation Committee has appointed an Company 401(k) Plan advisory committee to administer the Company 401(k) Plan. The Company's Board of Directors and the Company's Compensation Committee may amend the Company 401(k) Plan, although any amendment may not adversely affect any person's accrued benefits under the Company 401(k) Plan.

      ESOP. New employees of the Company and of its affiliates that participate in the Company ESOP (other than excluded employees as defined in the Company
ESOP), will be eligible to participate in the Company ESOP on the first plan entry date on or after the commencement of their employment. The Company ESOP does not permit participant contributions or rollover contributions.

      The Company's Compensation Committee has appointed an advisory committee to administer the Company ESOP. The Company's Board of Directors and its Compensation Committee may amend the Company ESOP, although any amendment may not adversely affect any person's accrued benefits under the Company ESOP.

      With respect to the employer contributions made to the Company ESOP, participants vest at the rate of 25% at two years of service, 50% at three years of service, 75% at four years of service and 100% at five years of service. The Company ESOP will treat all service credited with respect to an employee under the KCSI ESOP prior to the Spin-off as service with the Company. A participant's interest in employer contributions also becomes fully vested at retirement, death, disability or a change in control of the Company. Distributions under the Company ESOP will be made in connection with a participant's death, disability, retirement or other termination of employment in a lump sum.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Related to the Spin-off

      Prior to July 12, 2000, the Company was a wholly-owned subsidiary of KCSI. Immediately prior to the Spin-off, KCSI and the Company entered into certain agreements described below providing for the Company's orderly transition from a subsidiary to an independent publicly-held corporation. Except as contemplated by such agreements, KCSI and the Company do not have any other material relationships with each other.

      Intercompany Agreement. KCSI and the Company entered into an Intercompany Agreement for the purpose of governing certain of the ongoing relationships during a transitional period after the Spin-off and providing for an orderly transition of the Company to a separate entity. The Intercompany Agreement generally provides for certain indemnification rights, insurance matters, access to records and information, certain transitional support services and other matters relating to the Spin-off.

      Tax Disaffiliation Agreement. KCSI and the Company entered into a Tax Disaffiliation Agreement that provides for their respective obligations concerning various tax liabilities and the procedures for preparing and filing consolidated and combined tax returns for the periods prior to and including July 12, 2000.

Minority Purchase Agreement

      A stock purchase agreement with Mr. Bailey, the holder of 1,200,000 shares of Janus common stock (the "Janus Stock Purchase Agreement"), contains provisions whereby under certain circumstances, including the termination of Mr. Bailey's employment or a Change in Ownership (as defined in the agreement), Stilwell would be required to purchase such minority interest of Mr. Bailey. Alternatively, in the event of a Change of Ownership not approved by Stilwell, at Mr. Bailey's option, Stilwell may be required to sell its Janus common stock to Mr. Bailey. The price per share for such purchase or sale would be at a fair market value purchase price equal to fifteen times the Net After-Tax Earnings per Share (as defined in the agreement) of Janus for the preceding calendar year.

      If Stilwell had been required to purchase all of Mr. Bailey's Janus common stock as of December 31, 2000, the purchase price would have been approximately $1.2 billion.

      On January 26, 2001, Stilwell announced that it expected to acquire 600,000 shares of Janus common stock from Mr. Bailey, pursuant to the Janus Stock Purchase Agreement. The acquisition, which is expected to close in the second quarter of 2001, will cost approximately $603 million and will leave Mr. Bailey with 600,000 shares of Janus common stock.

                               PERFORMANCE GRAPH

      The following graph illustrates the cumulative total shareholder return (rounded to the nearest whole dollar) of our common stock during the period from the Spin-off through December 31, 2000 and compares it to the cumulative total return on the S&P 500 Index and the S&P Diversified Financial Services Index. The comparison assumes a $100 investment on June 26, 2000 (the first date of trading of our common stock) in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. This table is not intended to forecast future performance of our common stock.

                            STILWELL FINANCIAL INC.

                          RELATIVE MARKET PERFORMANCE
                  TOTAL RETURN JUNE 26, 2000-DECEMBER 31, 2000
                                  [LINE GRAPH]

                     STILLWELL                            S&P FINANCIAL
                  FINANCIAL, INC.       S&P 500(1)       (DIVERSIFIED)(2)
                  ---------------       ----------       ----------------
6/26/2000                 100                100                100
6/00                   112.22             102.47              97.96
7/00                   114.82             100.86             108.55
8/00                   126.06             107.13             119.55
9/00                   113.36             101.47             119.35
10/00                  116.81             101.04             117.59
11/00                   84.71              93.08             109.41
12/00                  102.80              93.53             118.03

--------
(1) The S&P 500 is an index prepared by Standard and Poor's Corporation, an independent company. The S&P 500 Index reflects the change in weighted average market for 500 companies whose shares are traded on the New York Stock Exchange, American Stock Exchange and in the over-the-counter market.
(2) The S&P Diversified Financial Services is an index prepared by Standard and Poor's Corporation.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Introduction. The Board of Directors believes that increasing the value of the Company to its shareholders is its most important objective. In support of this objective, the Board charges the Compensation Committee with the responsibility of designing compensation packages for the Company's executives that provide substantial incentives to increase shareholder value while enabling the Company to attract and retain exceptionally qualified executives. The Board emphasizes its overall objective by also relating the outside directors' compensation to shareholder value through stock options.

      The Compensation Committee seeks to align the interests of the Company executives with the Board's overall objective through a compensation strategy that emphasizes long-term stock ownership and closely links executive compensation with changes in shareholder value. In designing those compensation packages, the Compensation Committee believes the Company's compensation packages should provide executives with market competitive base salaries and the opportunity to earn additional compensation if shareholders experience long-term increases in the value of their stock. The Compensation Committee also believes that the Company's executives should maintain a significant equity interest in the Company but that executives should earn such interest only if the Company's shareholders also experience an increase in the value of their investment.

      The Compensation Committee has implemented this strategy through compensation packages that:

  .  Eliminate participation in any annual cash incentive program.

  . Provide stock-based incentives through awards of stock options that require, for the recipient to receive any benefits, market price increases in the Company's common stock.

  .  Emphasize long-term stock ownership through:

    --Agreements with the Company's officers that a majority of the net after-tax value of any stock-based awards (less any shares used to pay any exercise price or satisfy tax withholding requirements) will be maintained in the form of the Company stock while the executive remains employed by the Company; and

    --The Compensation Committee's consideration of the retention of past
     Company stock-based awards in determining the levels of future stock-based grants.

      The result is that a significant portion of these compensation packages is based upon at-risk components.

      The Compensation Committee has used this compensation strategy with all the Company executive officers who the Compensation Committee identifies as especially important to the long-term success of the Company.

      To assist the Compensation Committee with its responsibilities, the Compensation Committee utilizes the expertise of independent compensation consultants. In addition to advising the Compensation Committee, the compensation consultants provide the Compensation Committee with surveys of compensation practices of selected industries and companies. The compensation surveys used to determine competitive market pay range focused on investment asset management companies and mutual fund and other financial services companies having similar levels of revenues as the Company. These compensation surveys include some of the companies comprising the S&P

Diversified Financial Services Index (the peer group used in the stock performance graph above), as well as other companies in other industries. The Compensation Committee also believes a broader sample of companies better represents the market for executives. Where appropriate, compensation data from these surveys are adjusted through regression analysis to estimate compensation levels at companies similar in size to the Company or its operating units. The next section of this report details the compensation program for these executives.

Compensation Package Components

      Base Salary. The Compensation Committee determines the level of base salaries for all of the executives for whom the Compensation Committee has responsibility based on competitive market practices as indicated in surveys utilized by the Compensation Committee, individual contribution and performance, level of responsibility, experience and the Company's corporate performance. The Compensation Committee does not give any specific weighting to any of these factors.

      The Compensation Committee targets the 75th percentile of the observed competitive market practice in setting base salary levels. The Compensation Committee chooses such levels based on the fact such executives will not participate in any annual cash incentive plans and such executives have a higher risk (because of the use of the stock-based incentives) of not being compensated than they would if they had participated in the annual cash incentive program.

      Stock Compensation. The key component of the Compensation Committee's strategy is to make stock-based incentives a significant portion of the executives' total compensation package, primarily through stock options. By using primarily stock options, the Compensation Committee seeks to ensure that the executives will be compensated only if the Company's shareholders also experience an increase in the value of their investment and that any such compensation is linked directly to such increases in the Company's stock price.

      To determine how many options to grant in connection with the compensation packages, the Compensation Committee first considers each individual's targeted total compensation for the period in question using the compensation surveys mentioned above, including estimated potential earnings under the Company's annual cash incentive compensation plan. Targeted total incentive compensation is approximately the total of the 75th percentile of the range of potential short-term incentives foregone plus median long-term incentive compensation shown in the observed market practices. These amounts are then adjusted by the Compensation Committee to take into account the individual's contribution and performance, level of responsibility, experience and the Company's corporate performance. The Compensation Committee does not give any specific weighting to any of these factors. An option valuation model is utilized to calculate the risk-adjusted value of each stock option to determine the number of options to be awarded. Each executive's total option grant value is intended to cover the year or years to which the grant relates and to approximate the value of a competitive median long-term incentive opportunity plus the value of the foregone annual cash incentive opportunity.

      The compensation committee of the Board of Directors of Janus, with the aid of an independent compensation consultant, sets Mr. Bailey's base salary and recommends incentive compensation for him. The Company's Compensation Committee approves the incentive compensation.

Compensation of the Chief Executive Officer

      Mr. Rowland's compensation package is based upon the same compensation strategy and utilizes compensation surveys of the same types of companies used by the Compensation Committee for the other executives of the Company discussed above. Mr. Rowland's employment agreement dated June 12, 2000 froze his annual base salary through December 31, 2002. In addition, Mr. Rowland is not entitled to participate in any of the Company's annual cash incentive compensation plans for the years 2000, 2001 and 2002 but continues to participate in other benefit plans or programs of the Company generally available to executive employees.

      The Compensation Committee set Mr. Rowland's base salary in the upper quartile of the observed base salary ranges indicated in the surveys utilized. However, because Mr. Rowland did not participate in any annual cash incentive plans, his total cash compensation was below the median of such compensation indicated in the surveys. In establishing Mr. Rowland's base salary through December 31, 2002, the Compensation Committee considered the fact that his salary was frozen for two and one half years and that Mr. Rowland would not participate in any annual cash incentives during that period in addition to the other factors indicated above considered for the other officers. The Compensation Committee did not give special weight to any of the factors considered.

      Additionally, consistent with the Compensation Committee's compensation strategy, Mr. Rowland received a grant of KCSI performance stock options for 215,000 shares and a grant of KCSI standard stock options for 16,100 shares. Subject to continued employment, the performance stock options would become exercisable in three equal installments if the price of the KCSI stock were to increase above the price at the time of grant ($70.7813 per share) (this price was for KCSI stock on May 5, 2000, which was prior to the Spin-off) to certain target levels, computed on the basis of 50% growth in the KCSI stock price for the first installment and 20% compounded growth in such stock price above the first installment target for the second and third installments. Each of these predetermined levels was established by assuming appreciation in the market price for KCSI common stock from the date of grant at a rate above the average historical return of the S&P 500 (see the footnotes to the Performance Graph above). The grant of performance stock options was intended to cover the three-year period during which Mr. Rowland will not participate in any Company annual cash incentive compensation plan and is designed to result in total compensation between the median and 75th percentile of the range of total compensation indicated in the surveys. The standard stock options for Mr. Rowland would become exercisable one year after the date of grant, subject to continued employment. At the time of the Spin-off, Company options were substituted for all such KCSI options in their entirety, and the target stock price levels for the performance options were adjusted to the Company stock prices.

Deductibility of Compensation

      The Compensation Committee has reviewed the potential consequences for the Company of Section 162(m) of the Code, which imposes a limit on tax deductions for annual compensation in excess of $1,000,000 paid to certain executive officers.

      The Compensation Committee intends to qualify all compensation expense as deductible for federal income tax purposes. The compensation packages of the named executive officers (other than Mr. Bailey) include base salary and stock compensation, and the highest total base salary is within the $1 million limit. The stock compensation awarded to those officers and Mr. Bailey's incentive compensation package have the potential to result in total compensation in excess of the $1 million limit of Section 162(m). The Company believes it has taken all steps necessary, including obtaining shareholder approval, so that any compensation expense that the Company may incur as a result of awards under its stock option and incentive compensation plans qualifies as performance-based compensation for purposes of Section 162(m) so that any portion of this component of the executive compensation packages would be deductible for federal income tax purposes.

      The Compensation Committee will review from time to time the potential impact of Section 162(m) on the deductibility of executive compensation. However, the Compensation Committee intends to maintain the flexibility to take actions that it considers to be in the best interests of the Company and its shareholders and that may be based on considerations in addition to tax deductibility.

                                 Paul F. Balser
                                 James E. Barnes
                                 Morton I. Sosland

                             AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent accountants. We also recommend to the Board of Directors, the selection of the Company's independent accountants. The Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Each Committee member is independent as defined by NYSE listing standards. A copy of the Audit Committee Charter is attached to this Proxy Statement.

      Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent accountants.

      In this context, we held two meetings during 2000 following the spin-off of the Company to the shareholders of KCSI on July 12, 2000. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal accountants and the Company's independent accountants, PricewaterhouseCoopers. We discussed with the Company's internal and independent accountants the overall scope and plans for their respective audits. We met with the internal and independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

      We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2000 with management and PricewaterhouseCoopers.

      We also discussed with the independent accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

      The Company's independent accountants also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent accountants their independence from the Company. When considering PricewaterhouseCoopers's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers for audit and non-audit services.

      Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K. We have also recommended the selection of the Company's independent accountants, and, based on our recommendation, the Board has selected PricewaterhouseCoopers as the Company's independent accountants for the fiscal year ended December 31, 2001.

                                 Paul F. Balser
                                 James E. Barnes
                                 Morton I. Sosland

               SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

      Under SEC rules, shareholders intending to present a proposal at the 2002 Annual Meeting and have it included in our proxy statement must submit the proposal in writing to Gwen E. Royle, Vice President--Legal and Corporate Secretary, Stilwell Financial Inc., 920 Main Street, Suite 2100, Kansas City, Missouri 64105. We must receive the proposal no later than January 10, 2002.

      Shareholders intending to present a proposal at the 2002 Annual Meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in the Company's Bylaws. Effective May 11, 2001, the Bylaws require, among other things, that a shareholder must submit a written notice of intent to present such a proposal that is received by our Secretary no more than 120 days and no less than 90 days prior to the anniversary of the first mailing of the Company's proxy statement for the immediately preceding year's annual meeting. Therefore, the Company must receive notice of such proposal for the 2002 Annual Meeting no earlier than December 11, 2001 and no later than January 10, 2002. If the notice is received before December 11, 2001 or after January 10, 2002, it will be considered untimely and we will not be required to present it at the 2002 Annual Meeting.

                                                                   Attachment A

                            STILWELL FINANCIAL INC.

           Charter of the Audit Committee of the Board of Directors

I. Purpose

      The Audit Committee of Stilwell Financial Inc. (the Company) is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding financial, accounting and legal compliance.

  . Monitor the independence and performance of the Company's independent auditors and internal audit department.

  . Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

  .  Monitor compliance with legal and regulatory requirements.

  .  Review areas of potential significant financial risk to the Company.

      The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone at the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Composition and Meetings

      Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

      Audit Committee members shall be appointed by the Board. The Audit Committee members shall be appointed to serve staggered three-year terms. Members shall be eligible for reappointment. If the Audit Committee Chair is not present at a meeting, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee will meet privately in executive session periodically, and at least annually with management, the senior internal audit executive, the independent auditors and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee, or its Chair, shall communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III. Responsibilities and Duties

Review Procedures

 1. Review and reassess the adequacy of this Charter at least annually. Submit any proposed changes to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

 2. Review the Company's annual audited financial statements, prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

 3. In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management's responses, including the status of previous recommendations.

 4. Review with financial management and the independent auditors the Company's financial results prior to the filing of a Form 10-Q or a Form 10-K. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards (SAS) No. 61. The Chair of the Committee may represent the entire Audit Committee for purposes of these reviews.

Independent Auditors

 5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors, for shareholder approval in the proxy statement, or approve any discharge of auditors when circumstances warrant.

 6. Approve the fees and other significant compensation to be paid to the independent auditors.

 7. On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

 8. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit. Review the independent auditors audit plan-- discuss scope, staffing, locations, reliance upon management, reliance upon internal audit and general audit approach.

 9. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Audit Department

11. Review the proposed internal audit plan, changes in plan, activities, organization structure, and qualifications of the internal audit department, as needed. The internal audit department shall be responsible to senior management, but have a direct reporting responsibility to the Board of Directors through the Audit Committee.

12. Review the appointment, performance and replacement of the senior internal audit executive.

13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

Other Audit Committee Responsibilities

14. On at least an annual basis, review with the Company's counsel, any legal or regulatory matters that may have a significant impact on the Company's financial statements.

15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

16. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

18. Review periodically the Company's Business Ethics and Compliance Policy and ensure that management has established a system to monitor this Policy.

[LOGO OF STILWELL FINANCIAL INC.]
                                 April 10, 2001

Dear Shareholder:

    We cordially invite you to attend Stilwell Financial's 2001 Annual Meeting of Shareholders at 10:00 a.m. on Thursday, May 10th, at the Kansas City Marriott Downtown Hotel, 200 West 12th Street, Kansas City, Missouri. At the meeting, you will vote on proposals to elect a director, approve a performance-based incentive compensation plan for the Chief Executive Officer of our subsidiary, Janus Capital Corporation, ratify the appointment of our accountants, and consider other business.

    Enclosed is a notice of matters to be voted on at the meeting, a copy of our Proxy Statement and a form of proxy, along with our Annual Report.

    We hope you will read the enclosed Proxy Statement and then promptly submit your proxy. If you attend the Annual Meeting, you may vote in person even if you submitted your proxy. Thank you for your interest and support.

                                   Very truly yours,

/s/ Landon H. Rowland
                                   Landon H. Rowland
                                   Chairman of the Board, President and
                                   Chief Executive Officer

               PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED
       (Date, sign and return promptly in the prepaid envelope enclosed)

                                  (Tear Here)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                            STILWELL FINANCIAL INC.                        PROXY

    This proxy confers discretionary authority as described and may be revoked in the manner described in the proxy statement dated April 10, 2001, receipt of which is hereby acknowledged.

                                        Signature ________________ Date  , 2001

                                        Signature ________________ Date  , 2001
                                        Please sign exactly as name(s) appear.
                                        All joint owners should sign.
                                        Executors, administrators, trustees,
                                        guardians, attorneys-in-fact, and
                                        officers of corporate stockholders
                                        should indicate the capacity in which
                                        they are signing. Please indicate
                                        whether you plan to attend the Annual
                                        Meeting:

                                          [_] Will Attend[_] Will Not Attend

                                               (Continued on other side)

                 (Continued, and to be signed on reverse side)
                                  (Tear Here)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                            STILWELL FINANCIAL INC.                        PROXY

This proxy is solicited by the Board of Directors. Landon H. Rowland, James E. Barnes and Paul F. Balser or any one of them, are hereby authorized, with full power of substitution, to vote the shares of stock of Stilwell Financial Inc. entitled to be voted by the shareholder(s) signing this proxy at the Annual Meeting of Shareholders to be held on May 10, 2001, or any adjournment thereof, as specified herein and in their discretion on all other matters that are properly brought before the Annual Meeting. If no choice is specified, such proxies will vote "For" the nominee named hereon and "For" proposals 2 and 3.

1. Election of one director.
   Nominee: Morton I. Sosland          2. Approve a Performance-Based
                                          Incentive Compensation Plan for the
                                          Chief Executive Officer of Janus
                                          Capital Corporation.

  [_] FOR the nominee.


  [_] WITHHOLD AUTHORITY to vote
  for the nominee.                       [_] FOR[_] AGAINST[_] ABSTAIN


                                       3. Ratify the appointment of
                                          PricewaterhouseCoopers LLP as
                                          Stilwell Financial Inc.'s
                                          independent accountants.

                                         [_] FOR[_] AGAINST[_] ABSTAIN

                                 April 10, 2001

Dear DST Systems, Inc. ESOP Participant:

    Enclosed is your voting instruction card in connection with Stilwell Financial's 2001 Annual Meeting of Shareholders to be held on Thursday, May 10th, which instructs UMB Bank, n.a., as Trustee of the Employee Stock Ownership Plan of DST Systems, Inc. (the "DST ESOP"), how to vote the shares of Stilwell Financial Inc. common stock allocated to your account under the DST ESOP.

    Your card should be returned directly to the Trustee, UMB Bank, n.a., Securities Transfer Division, P.O. Box 410064, Kansas City, Missouri 64179-0013, in the enclosed postage-paid return envelope at your earliest convenience and before May 8, 2001.

    Regardless of how you choose to vote, your instruction to UMB is completely confidential. Stilwell Financial Inc. will not have access to any information concerning any participant's voting instruction.


                                   /s/ Mike Ryan
                                   Mike Ryan
                                   Senior Vice President
                                   Employee Benefits
                                   UMB Bank, n.a.

               PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED
       (Date, sign and return promptly in the prepaid envelope enclosed)

                                  (Tear Here)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

      CONFIDENTIAL VOTING INSTRUCTIONS TO UMB BANK, N.A., AS TRUSTEE UNDER
             THE EMPLOYEE STOCK OWNERSHIP PLAN OF DST SYSTEMS, INC.

                                        Signature ________________ Date  , 2001

                                         Please sign exactly as name appears.

                                               (Continued on other side)

                            STILWELL FINANCIAL INC.

                                 ------------

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

                                 ------------

    The 2001 Annual Meeting will be held at the Kansas City Marriott Downtown Hotel, 200 West 12th Street, Kansas City, Missouri, on Thursday, May 10, 2001, at 10:00 a.m. to:

    1.  Elect one director to the Board of Directors for a three-year term;

    2. Approve a Performance-Based Incentive Compensation Plan for the Chief Executive Officer of Janus Capital Corporation;

    3. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants; and

    4.  Transact such other business as may properly come before the meeting.

    The record date for determining shareholders entitled to vote at the Annual Meeting was the close of business on March 12, 2001. The accompanying Proxy Statement contains additional information regarding the matters to be acted on at the Annual Meeting.

         CONFIDENTIAL VOTING INSTRUCTIONS TO UMB BANK, N.A., AS TRUSTEE
          UNDER THE EMPLOYEE STOCK OWNERSHIP PLAN OF DST SYSTEMS, INC.

                 (Continued, and to be signed on reverse side)
                                  (Tear Here)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

This voting instruction card is solicited by the Trustee. I hereby direct that the voting rights pertaining to shares of stock of Stilwell Financial Inc. held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Shareholders to be held on May 10, 2001, or any adjournment thereof, as specified hereon and in its discretion on all other matters that are properly brought before the Annual Meeting and matters incidental to such meeting.

1. Election of one director.           2. Approve a Performance-Based
   Nominee: Morton I. Sosland             Incentive Compensation Plan for the
                                          Chief Executive Officer of Janus
                                          Capital Corporation.

  [_] FOR the nominee.


  [_] WITHHOLD AUTHORITY to vote         [_] FOR[_] AGAINST[_] ABSTAIN
  for the nominee.


                                       3. Ratify the appointment of
                                          PricewaterhouseCoopers LLP as
                                          Stilwell Financial Inc.'s
                                          independent accountants.

                                         [_] FOR[_] AGAINST[_] ABSTAIN

     If the voting instruction card is not returned, the Trustee must vote such shares in the same proportions as the shares for which voting instruction cards were received from the ESOP participants.

                                 April 10, 2001

Dear Kansas City Southern Industries, Inc. ESOP Participant:

    Enclosed is your voting instruction card in connection with Stilwell Financial's 2001 Annual Meeting of Shareholders to be held on Thursday, May 10th, which instructs UMB Bank, n.a., as Trustee of the Employee Stock Ownership Plan of Kansas City Southern Industries, Inc. (the "KCSI ESOP"), how to vote the shares of Stilwell Financial Inc. common stock allocated to your account under the KCSI ESOP.

    Your card should be returned directly to the Trustee, UMB Bank, n.a., Securities Transfer Division, P.O. Box 410064, Kansas City, Missouri 64179-0013, in the enclosed postage-paid return envelope at your earliest convenience and before May 8, 2001.

    Regardless of how you choose to vote, your instruction to UMB is completely confidential. Stilwell Financial Inc. will not have access to any information concerning any participant's voting instruction.


                                   /s/ Mike Ryan
                                   Mike Ryan
                                   Senior Vice President
                                   Employee Benefits
                                   UMB Bank, n.a.

               PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED
       (Date, sign and return promptly in the prepaid envelope enclosed)

                                  (Tear Here)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

    CONFIDENTIAL VOTING INSTRUCTIONS TO UMB BANK, N.A., AS TRUSTEE UNDER THE
     EMPLOYEE STOCK OWNERSHIP PLAN OF KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                        Signature ________________ Date  , 2001
                                             Please sign exactly as name
                                             appears.

                                               (Continued on other side)

                            STILWELL FINANCIAL INC.

                                 ------------

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

                                 ------------

    The 2001 Annual Meeting will be held at the Kansas City Marriott Downtown Hotel, 200 West 12th Street, Kansas City, Missouri, on Thursday, May 10, 2001, at 10:00 a.m. to:

    1.  Elect one director to the Board of Directors for a three-year term;

    2. Approve a Performance-Based Incentive Compensation Plan for the Chief Executive Officer of Janus Capital Corporation;

    3. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants; and

    4.  Transact such other business as may properly come before the meeting.

    The record date for determining shareholders entitled to vote at the Annual Meeting was the close of business on March 12, 2001. The accompanying Proxy Statement contains additional information regarding the matters to be acted on at the Annual Meeting.

    CONFIDENTIAL VOTING INSTRUCTIONS TO UMB BANK, N.A., AS TRUSTEE UNDER THE
     EMPLOYEE STOCK OWNERSHIP PLAN OF KANSAS CITY SOUTHERN INDUSTRIES, INC.

                 (Continued, and to be signed on reverse side)
                                  (Tear Here)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

This voting instruction card is solicited by the Trustee. I hereby direct that the voting rights pertaining to shares of stock of Stilwell Financial Inc. held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Shareholders to be held on May 10, 2001, or any adjournment thereof, as specified hereon and in its discretion on all other matters that are properly brought before the Annual Meeting and matters incidental to such meeting.

1. Election of one director.           2. Approve a Performance-Based
   Nominee: Morton I. Sosland             Incentive Compensation Plan for the
                                          Chief Executive Officer of Janus
                                          Capital Corporation.

  [_] FOR the nominee.


  [_] WITHHOLD AUTHORITY to vote         [_] FOR[_] AGAINST[_] ABSTAIN
  for the nominee.

                                       3. Ratify the appointment of
                                          PricewaterhouseCoopers LLP as
                                          Stilwell Financial Inc.'s
                                          independent accountants.

                                         [_] FOR[_] AGAINST[_] ABSTAIN

     If the voting instruction card is not returned, the Trustee must vote such shares in the same proportions as the shares for which voting instruction cards were received from the ESOP participants.

                                 April 10, 2001

Dear Stilwell Financial Inc. ESOP Participant:

    Enclosed is your voting instruction card in connection with Stilwell Financial's 2001 Annual Meeting of Shareholders to be held on Thursday, May 10th, which instructs UMB Bank, n.a., as Trustee of the Employee Stock Ownership Plan of Stilwell Financial Inc. (the "Stilwell ESOP"), how to vote the shares of Stilwell Financial Inc. common stock allocated to your account under the Stilwell ESOP.

    Your card should be returned directly to the Trustee, UMB Bank, n.a., Securities Transfer Division, P.O. Box 410064, Kansas City, Missouri 64179-0013, in the enclosed postage-paid return envelope at your earliest convenience and before May 8, 2001.

    Regardless of how you choose to vote, your instruction to UMB is completely confidential. Stilwell Financial Inc. will not have access to any information concerning any participant's voting instruction.

                                   /s/ Mike Ryan
                                   Mike Ryan
                                   Senior Vice President
                                   Employee Benefits
                                   UMB Bank, n.a.

               PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED
       (Date, sign and return promptly in the prepaid envelope enclosed)

                                  (Tear Here)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

      CONFIDENTIAL VOTING INSTRUCTIONS TO UMB BANK, N.A., AS TRUSTEE UNDER
          THE EMPLOYEE STOCK OWNERSHIP PLAN OF STILWELL FINANCIAL INC.

                                        Signature ________________ Date  , 2001
                                             Please sign exactly as name
                                             appears.

                                               (Continued on other side)

                            STILWELL FINANCIAL INC.

                                 ------------

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

                                 ------------

    The 2001 Annual Meeting will be held at the Kansas City Marriott Downtown Hotel, 200 West 12th Street, Kansas City, Missouri, on Thursday, May 10, 2001, at 10:00 a.m. to:

    1.  Elect one director to the Board of Directors for a three-year term;

    2. Approve a Performance-Based Incentive Compensation Plan for the Chief Executive Officer of Janus Capital Corporation;

    3. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants; and

    4.  Transact such other business as may properly come before the meeting.

    The record date for determining shareholders entitled to vote at the Annual Meeting was the close of business on March 12, 2001. The accompanying Proxy Statement contains additional information regarding the matters to be acted on at the Annual Meeting.

    CONFIDENTIAL VOTING INSTRUCTIONS TO UMB BANK, N.A., AS TRUSTEE UNDER THE
            EMPLOYEE STOCK OWNERSHIP PLAN OF STILWELL FINANCIAL INC.

                 (Continued, and to be signed on reverse side)
                                  (Tear Here)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

This voting instruction card is solicited by the Trustee. I hereby direct that the voting rights pertaining to shares of stock of Stilwell Financial Inc. held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Shareholders to be held on May 10, 2001, or any adjournment thereof, as specified hereon and in its discretion on all other matters that are properly brought before the Annual Meeting and matters incidental to such meeting.

1. Election of one director.           2. Approve a Performance-Based
   Nominee: Morton I. Sosland             Incentive Compensation Plan for the
                                          Chief Executive Officer of Janus
                                          Capital Corporation.

  [_] FOR the nominee.


  [_] WITHHOLD AUTHORITY to vote         [_] FOR[_] AGAINST[_] ABSTAIN
  for the nominee.

                                       3. Ratify the appointment of
                                          PricewaterhouseCoopers LLP as
                                          Stilwell Financial Inc.'s
                                          independent accountants.

                                         [_] FOR[_] AGAINST[_] ABSTAIN

     If the voting instruction card is not returned, the Trustee must vote such shares in the same proportions as the shares for which voting instruction cards were received from the ESOP participants.